MERITZ & MUENZ LLP

COUNSELORS AT LAW

2021 O Street, NW
Washington, DC 20036

Telephone: (202) 728-2909
Facsimile: (202) 728-2910
E-mail: Lmuenz@comcast.net

May 26, 2006

iVoice, Inc.
750 Highway 34
Matawan, New Jersey 07747

Re:	Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to iVoice, Inc., a New Jersey corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form SB-2 (the “Registration Statement”) with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 1,122,178,413 shares of Class A common stock, no par value per share, of the Company (the “Class A Common Stock”), which includes (i) an aggregate of 30 million shares of Class A Common Stock (the “Warrant Shares”) issuable upon the exercise of three Warrants of 10 million shares each dated May 25, 2006 (the “Warrant”), and (ii) an aggregate of 1,092,178,413 shares of Class A Common Stock (the “Debenture Shares”) issuable upon conversion of three Secured Convertible Debentures two dated as of May 11, 2006 and one dated as of May 25, 2006, between the Company and Cornell Capital Partners, L.P. (the “Secured Convertible Debentures”).

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deem necessary as a basis for the opinion hereafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity of the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of appropriate state and local officials, and upon certificates of executive officers and responsible employees and agents of the Company.

Based upon and subject to the foregoing, we are of the opinion that:

1.
the Warrant Shares when issued in accordance with the terms and conditions of the Warrants and the terms and conditions of the Certificate of Incorporation of the Company filed with the Treasurer of the State of New Jersey, will be legally issued, fully paid and non-assessable;

2.
the Secured Convertible Debenture Shares, when issued and paid for in accordance with the terms and conditions of the Secured Convertible Debentures and the terms and conditions of the Certificate of Incorporation of the Company filed with the Treasurer of the State of New Jersey will be legally issued, fully paid and non-assessable.

iVoice, Inc.
May 26, 2006

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Experts” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Meritz & Muenz LLP

Meritz & Muenz LLP